Exhibit 11.2

COMPENSATION COMMITTEE CHARTER

The Purpose of the Compensation Committee

The purpose of the Compensation Committee (the “Committee”) of Endexx Corporation (the “Company”) is to discharge the responsibilities of the Company’s Board of Directors relating to compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, and to oversee and advise the Board of Directors of the Company on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

Membership and Structure

The Committee shall consist of at least three directors, all of whom shall (a) meet the independence requirements established by the Board of Directors of the Company and applicable laws, regulations, and listing requirements of The Nasdaq Stock Market, LLC, (b) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (c) be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Board of Directors of the Company shall appoint the members of the Committee and the Chair of the Committee. The Board of Directors of the Company may remove any member from the Committee at any time with or without cause.

Operations

The Committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its responsibilities. Additional meetings may occur as the Committee or its Chair deems advisable. The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined. The Committee shall cause adequate minutes of all its proceedings to be kept, and shall report on its actions and activities at the next meeting of the Board of Directors occurring after a meeting of the Committee.

Committee members shall be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors of the Company. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the State of Delaware.

Authority

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, compensation consultants retained to assist the Committee with the execution of its duties and responsibilities set forth under this Charter, including, but not limited to, determining the compensation of the Chief Executive Officer or senior executive officers, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel, and any other advisors. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel, or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The Committee shall have the authority to form and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees or to one or more designated members of the Committee, as the Committee may deem appropriate in its sole discretion.

Responsibilities

The principal responsibilities and functions of the Committee are as follows:

1.	To review the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company’s business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company’s stockholders;

2.	To review trends in management compensation, oversee the development of new compensation plans, and, when necessary, approve the revision of existing plans;

3.	To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of these corporate goals and objectives, and determine and approve the CEO’s compensation based on this evaluation. In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act, if applicable. The CEO cannot be present during deliberations or voting by the Committee concerning the CEO’s compensation. The CEO will be reviewed by the Chair of the Governance and Nominating Committee acting as the Lead Independent Director. The results of the annual CEO evaluation will be considered in setting CEO salary and other compensation;

4.	To oversee an evaluation of the performance of the Company’s other executive officers and approve the annual compensation, including salary, bonus, incentive, and equity compensation, for such executive officers. In evaluating and determining executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote, if applicable;

5.	To review and approve the compensation structure for corporate officers at the level of corporate vice president and above;

6.	To review director compensation for service on the Board of Directors and its committees at least once a year and to recommend any changes to the Board of Directors;

7.	To review and approve and, when appropriate, recommend to the Board of Directors for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend, and terminate such agreements, arrangements, or plans;

8.	To review and approve compensation packages for new corporate officers and termination packages for corporate officers, as requested by management;

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9.	To review and discuss with the Board of Directors and senior officers plans for officer development and corporate succession plans for the CEO and other senior officers;

10.	To review and make recommendations concerning long-term incentive compensation plans, including the use of equity-based plans, and where appropriate or required, recommend for approval by the stockholders of the Company, which includes the ability to adopt, amend, and terminate such plans. Except as otherwise delegated by the Board of Directors of the Company, the Committee will act on behalf of the Board of Directors as the “Committee” established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans. In reviewing and making recommendations regarding long-term incentive compensation plans and equity-based plans, including whether to adopt, amend, or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote;

11.	To review periodic reports from management on matters relating to the Company’s personnel appointments and practices;

12.	To review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company’s Annual Report on Form 10-K and proxy statement, and produce an annual report of the Committee on executive compensation for the Company’s annual proxy statement in compliance with applicable Securities and Exchange Commission rules and regulations and relevant listing authority. The Committee shall not be required to fulfill these responsibilities if the Company is not required to include the CD&A and Committee report in the Company’s proxy statement or Annual Report on Form 10-K;

13.	To review the Company’s incentive compensation and arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk;

14.	To review and recommend to the Board of Directors for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on the frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement, if then applicable;

15.	To review this Charter at least annually and recommend any proposed changes to the Board of Directors for approval;

16.	To obtain or perform an annual evaluation of the Committee’s performance of its duties under this Charter and present the results of the evaluation to the Board of Directors; and

17.	To evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.

Adopted by the Board of Directors on January ___, 2021.

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